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Exhibit 23.2




                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



Netsol International, Inc. and Subsidiaries
 (formerly Mirage Holdings, Inc.)
Calabasas, California

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3/A (No. 333-49832) of NetSol International, Inc. under the Securities Act of 1933 and to the incorporation by reference therein of our reports dated September 06, 2000 for Network Solutions (Pvt.) Limited and NetSol Connect (Pvt.) Limited with respect to their inclusion in the consolidated financial statements of NetSol International, Inc. and Subsidiaries included in Amendment No. 1 to its Annual Report on Form 10-KSB/A for the year ended June 30, 2000, filed with the Securities and Exchange Commission.




/s/ Saeed Kamran Patel & Co.
CHARTERED ACCOUNTANTS

Lahore, Pakistan
January 31, 2001